Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
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	news@mdlz.com	ir@mdlz.com

Mondelēz International Completes Acquisition of

Majority Stake in Vietnam’s Leading Snacks Business

Strengthens Company’s Core Snacking Categories in Dynamic, High-Growth Market

DEERFIELD, Ill. – July 16, 2015 – Mondelēz International today announced it has completed the acquisition of an 80 percent stake in Kinh Do, Vietnam’s leading snacks business. First announced in November 2014, the combination brings together Kinh Do’s well-loved local snacks, including Kinh Do mooncakes and biscuits, Cosy biscuits, Solite soft cakes and AFC crackers, with Mondelēz International’s iconic global brands, such as Oreo cookies, Ritz crackers and Cadbury chocolate.

“This acquisition is a perfect fit for our growth strategy in Asia Pacific, strengthening our core snacking categories in a high-growth dynamic market,” said Tim Cofer, Executive Vice President and President, Asia Pacific and Eastern Europe, Middle East & Africa.

Vietnam is home to over 90 million increasingly sophisticated consumers looking for high-quality snacking products.

“The addition of Kinh Do’s deep understanding of Vietnam’s consumers and routes to market enhances our capabilities in the region,” Cofer said. “Combined with our global knowledge and resources, including world-class innovation, marketing, food safety and quality, the future is bright for our business in Vietnam.”

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with pro forma 2014 revenue of more than $30 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy and powdered beverages, with billion-dollar brands such as Oreo, LU and Nabisco biscuits; Cadbury, Cadbury Dairy Milk and Milka chocolate; Trident gum and Tang powdered beverages. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow us on Twitter at www.twitter.com/MDLZ.

Forward-Looking Statements

This press release contains forward-looking statements. Words, and variations of words, such as “will,” “expect” and similar expressions are intended to identify these forward-looking statements, including, but not limited to, statements about our growth strategy and the future of our business in Vietnam. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Mondelēz International’s control, which could cause actual results to differ materially from those indicated in these forward-looking statements. Please also see Mondelēz International’s risk factors, as they may be amended from time to time, set forth in its filings with the U.S. Securities and Exchange Commission, including its most recently filed Annual Report on Form 10-K. Mondelez International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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